NEWS RELEASE

Cliffs Natural Resources Inc. Reports First-Quarter 2016 Results

•	Reports Net Income of $117 million and Earnings of $0.62 per diluted share

•	Achieves Adjusted EBITDA[1] of $36 million

•	U.S. Iron Ore cash production costs[2] decrease 26 percent to $48 per long ton

•	Asia Pacific Iron Ore cash production costs[2] decrease 27 percent to $27 per metric ton

CLEVELAND—April 28, 2015—Cliffs Natural Resources Inc. (NYSE: CLF) today reported first-quarter results for the period ended March 31, 2016. First-quarter 2016 consolidated revenues of $306 million decreased 32 percent from the prior year's first-quarter revenues of $446 million. Cost of goods sold decreased by 25 percent to $275 million compared to $365 million reported in the first quarter of 2015.

For the first quarter of 2016, the Company recorded net income of $117 million compared to a net loss of $762 million recorded in the prior-year quarter. The Company recorded net income attributable to Cliffs' common shareholders of $108 million, or $0.62 per diluted share, compared to a net loss attributable to Cliffs' common shareholders of $773 million, or $4.26 per diluted share, recorded in the first quarter of 2015.

Lourenco Goncalves, Cliffs' Chairman, President and Chief Executive Officer, said, "Cliffs’ first-quarter results clearly demonstrate how far we have come on our turnaround. As we continue to outperform our aggressive operational targets both in the United States and in Australia, we also continue to significantly reduce our debt.” Mr. Goncalves added: “The steel market in the United States has started to show consistent signs of a real recovery, with a direct positive impact on our steel clients’ order books and, consequently, a totally expected improvement in our clients’ appetite for the pellets we supply them. Also, the announcement of a newly adopted supply discipline going forward by the two Australian majors, followed by a similar statement coming from their Brazilian peer, has generated a more reasonable pricing environment for sinter feed fines in the international market for iron ore, which continues to be short in lump ore and pellets.” Mr. Goncalves concluded: “With Northshore back in operation in the second quarter, United Taconite restarting later this year, and a very efficient and cost competitive APIO business, Cliffs is well positioned to fully benefit from all the initiatives implemented since August 2014, and deliver a strong financial performance this year.”

For the first quarter of 2016, adjusted EBITDA1 was $36 million. Cliffs noted that this figure includes idle expenses of $25 million related to the previously announced production curtailment at two mines. Excluding these idle expenses associated with the Northshore and United Taconite mines, Cliffs' adjusted EBITDA1 would have been $61 million.

	Adjusted EBITDA[1] by Segment (in millions)
	U.S. Iron Ore	Asia Pacific Iron Ore	Corporate/ Other	Total
Q1 2016 Adjusted EBITDA[1] (in millions)	$46.1	$23.0	$(32.8)	$36.3

Cliffs' first-quarter 2016 SG&A expenses were $28 million, a 3 percent decrease when compared to the first-quarter 2015 expense of $29 million. The decrease was driven primarily by reduced staff costs, partially offset by charges of $2 million associated with a reduction in corporate office space tied to previously announced headcount reductions in Cleveland. First-quarter 2016 miscellaneous - net expenses of $3 million included a $4 million loss related to the disposal of leasehold improvements also associated with reductions in corporate office space.

Cliffs' first-quarter 2016 interest expense was $57 million, a 32 percent increase when compared to a first-quarter 2015 expense of $43 million. The Company noted that of the $57 million recorded, $48 million is a cash expense and the remaining $9 million is a non-cash expense.

During the first quarter, the Company recorded a $179 million gain on restructuring/extinguishment of debt. This gain was primarily related to discount captured on outstanding notes from the Company's exchange offers completed during the quarter. Due to accounting treatment, the carrying value of the newly issued 8.00% 1.5 Lien Senior Secured Notes due 2020 was recorded at the future undiscounted cash flow of the principal and interest.

U.S. Iron Ore

	Three Months Ended March 31,
	2016	2015
Volumes - In Thousands of Long Tons
Total sales volume	1,910	2,947
Total production volume	3,047	5,376
Sales Margin - In Millions
Revenues from product sales and services	$185.5	$311.8
Cost of goods sold and operating expenses	172.3	231.8
Sales margin	$13.2	$80.0
Sales Margin - Per Long Ton
Revenues from product sales and services*	$83.87	$92.70
Cash production cost[2]	47.88	64.98
Non-production cash cost[2]	15.00	(6.79)
Cash cost[2]	62.88	58.19
Depreciation, depletion and amortization	14.08	7.36
Cost of goods sold and operating expenses*	76.96	65.55
Sales margin	$6.91	$27.15

* Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues per ton also exclude venture partner cost reimbursements.

U.S. Iron Ore pellet sales volume in the first quarter of 2016 was 1.9 million long tons, a 35 percent decrease when compared to the first quarter of 2015. The decrease was driven principally by the termination of a customer contract and lower demand from U.S. mills.

Cash production cost per long ton2 in U.S. Iron Ore was $47.88, down 26 percent from $64.98 in the prior year's first quarter. The decrease was driven by efficiencies gained from predictive maintenance initiatives, decreased energy rates and lower employment costs.

Non-production cash cost per long ton2 of $15.00 included $25 million of idle costs.

Asia Pacific Iron Ore

	Three Months Ended March 31,
	2016	2015
Volumes - In Thousands of Metric Tons
Total sales volume	2,804	3,034
Total production volume	2,808	2,879
Sales Margin - In Millions
Revenues from product sales and services	$120.0	$134.2
Cost of goods sold and operating expenses	102.3	133.4
Sales margin	$17.7	$0.8
Sales Margin - Per Metric Ton
Revenues from product sales and services*	$41.16	$42.81
Cash production cost[2]	26.90	36.77
Non-production cash cost[2]	5.52	3.70
Cash cost[2]	32.42	40.47
Depreciation, depletion and amortization	2.43	2.08
Cost of goods sold and operating expenses*	34.85	42.55
Sales margin	$6.31	$0.26

*Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.

First-quarter 2016 Asia Pacific Iron Ore sales volume decreased 8 percent to 2.8 million metric tons, from 3.0 million metric tons in 2015’s first quarter. The volume decrease was driven by the timing of shipments related to port maintenance activities.

Cash production cost per metric ton2 in Asia Pacific Iron Ore was $26.90, down 27 percent from $36.77 in the prior year's first quarter. The decrease was driven by reduced mining and haulage costs, lower headcount, and favorable foreign exchange rate variances of $2 per metric ton.

Debt and Cash Flow
Total debt at the end of the first quarter of 2016 was $2.5 billion, versus a comparable $2.9 billion at the end of the prior-year quarter. There were no borrowings on the Company's asset-based lending facility at the end of the first quarter of 2016 or 2015. Cash and cash equivalents were $60 million, compared to $356 million at the end of the prior-year quarter.

At the end of the first quarter of 2016, Cliffs had net debt3 of $2.4 billion, compared to $2.5 billion of net debt3 at the end of the first quarter of 2015. The decrease was driven by the reduction of $304 million in principal amount of senior notes during the quarter, partially offset by lower cash balances due to the seasonality of the U.S. Iron Ore segment and repayment of equipment loans.

Capital expenditures during the quarter were $10 million, a 35 percent decrease compared to $16 million in the first quarter of 2015. Cliffs also reported depreciation, depletion and amortization of $35 million in the first quarter of 2016.

Outlook
Cliffs provides full-year expected revenues-per-ton ranges based on different assumptions of seaborne iron ore prices. Cliffs indicated that each different pricing assumption holds all other assumptions constant, including customer mix, as well as industrial commodity prices, freight rates, energy prices, production input costs and/or hot-band steel prices (all factors contained in certain of Cliffs' supply agreements).

The U.S. Iron Ore table further assumes full-year hot-band steel pricing of approximately $450 per short ton. The Company notes that this estimate is based on its customers’ realized prices and not an index or spot market price. For every $50 per short ton change in the customers’ hot-rolled steel prices, Cliffs U.S. Iron Ore revenue realizations per long ton would be expected to change by $2.00 if steel prices increase, and $1.50 if steel prices decrease.

The table below provides certain Platts IODEX averages for the remaining nine months of 2016 and the corresponding full-year realization for the U.S. Iron Ore and Asia Pacific Iron Ore segments. The estimates consider actual Platts IODEX rates and Cliffs' actual revenue realizations for the first three months of 2016.

2016 Full-Year Realized Revenues-Per-Ton Range Summary
Apr. - Dec. Platts IODEX (1)	U.S. Iron Ore (2)	Asia Pacific Iron Ore (3)
$40	$72 - $74	$33 - $35
$45	$73 - $75	$36 - $38
$50	$74 - $76	$39 - $41
$55	$74 - $76	$43 - $45
$60	$75 - $77	$46 - $48
$65	$76 - $78	$49 - $51
$70	$76 - $78	$53 - $55
$75	$77 - $79	$56 - $58
$80	$78 - $80	$59 - $61
(1)	The Platts IODEX is the benchmark assessment based on a standard specification of iron ore fines with 62% iron content (C.F.R. China).
(2)
U.S. Iron Ore tons are reported in long tons of pellets. This table assumes full-year hot-rolled steel pricing of approximately $450 per short ton, which is based on customer realizations and not a public index.

(3)	Asia Pacific Iron Ore tons are reported in metric tons of lumps and fines, F.O.B. the port.

U.S. Iron Ore Outlook (Long Tons)
For 2016, Cliffs is maintaining its full-year sales volume expectation of approximately 17.5 million tons from its U.S. Iron Ore business. The Company is also maintaining its 2016 production forecast of 16 million tons of iron ore pellets.

Cliffs is maintaining its cash production cost per long ton2 expectation of $50 - $55 and the cash cost of goods sold per long ton2 expectation of $55 - $60. The cash cost of goods sold per long ton2 expectation includes expected idle costs of $65 million for the full year.

Cliffs anticipates depreciation, depletion and amortization to be approximately $5 per long ton for full-year 2016.

Asia Pacific Iron Ore Outlook (Metric Tons, F.O.B. the port)
The Company is maintaining its full-year 2016 Asia Pacific Iron Ore sales and production volume forecast of approximately 11.5 million metric tons. The product mix is expected to contain 51 percent lump and 49 percent fines.

Based on a full-year average exchange rate of $0.75 U.S. Dollar to Australian Dollar, the Company is expecting a full-year 2016 Asia Pacific Iron Ore cash production cost per metric ton2 of $25 - $30. Cliffs' cash cost of goods sold per metric ton2 is expected to be $30 - $35. Cliffs indicated that for every $0.01 change in this exchange rate for the remainder of the year, the Company's full-year cash cost of goods sold is impacted by approximately $4 million.

Cliffs anticipates depreciation, depletion and amortization to be approximately $2 per metric ton for full-year 2016.

The following table provides a summary of Cliffs’ 2016 guidance for its two business segments:

	2016 Outlook Summary
	U.S. Iron Ore (A)	Asia Pacific Iron Ore (B)
Sales volume (million tons)	17.5	11.5
Production volume (million tons)	16	11.5
Cash production cost per ton[2]	$50 - $55	$25 - $30
Cash cost of goods sold per ton[2]	$55 - $60	$30 - $35
DD&A per ton	$5	$2

(A)	U.S. Iron Ore tons are reported in long tons of pellets.
(B)	Asia Pacific Iron Ore tons are reported in metric tons of lumps and fines.

SG&A Expenses and Other Expectations
Full-year 2016 SG&A expenses are expected to be approximately $100 million. Cliffs also notes that of the $100 million expectation, approximately $30 million is considered non-cash. This represents a $5 million increase over the previous expectation of $95 million as a result of higher-than-anticipated legal expenses and impairment charges associated with vacant office space in Cleveland.

The Company expects full-year 2016 interest expense to be approximately $220 million, of which approximately $185 million is cash interest. This represents a $20 million dollar decrease from the previous interest expense expectation of $240 million dollars, as a result of liability management activities during the first quarter of 2016.

Consolidated full-year 2016 depreciation, depletion and amortization is expected to be approximately $120 million.

Capital Budget Update
Cliffs is increasing its full-year 2016 capital expenditures expectation to $75 million from its previous expectation of $50 million. The increase is a result of the capital spend required to produce a specialized, super-flux pellet at United Taconite in order to meet a customer's pellet specification requirements.

Conference Call Information
Cliffs Natural Resources Inc. will host a conference call this morning, April 28, 2015, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.cliffsnaturalresources.com.
About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is a leading mining and natural resources company in the United States. The Company is a major supplier of iron ore pellets to the North American steel industry from its mines and pellet plants located in Michigan and Minnesota. Cliffs also operates an iron ore mining complex in Western Australia. Driven by the core values of safety, social, environmental and capital stewardship, Cliffs' employees endeavor to provide all stakeholders operating and financial transparency.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These statements speak only as of the date of this release, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. Uncertainties and risk factors that could affect Cliffs’ future performance and cause results to differ from the forward-looking statements in this release include, but are not limited to: trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore prices; availability of capital and our ability to maintain adequate liquidity, in particular considering borrowing base reductions from the sale of non-core assets such as North American Coal; our level of indebtedness could limit cash flow available to fund working capital, capital expenditures, acquisitions and other general corporate purposes or ongoing needs of our business, which could prevent us from fulfilling our debt obligations; continued weaknesses in global economic conditions, including downward pressure on prices caused by oversupply or imported products, including the impact of any reduced barriers to trade, recently filed and forthcoming trade cases, reduced market demand and any change to the economic growth rate in China; our ability to reach agreement with our iron ore customers regarding any modifications to sales contract provisions, renewals or new arrangements, including with ArcerlorMittal; uncertainty relating to restructurings in the steel industry and/or affecting the steel industry; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; the impact of our customers reducing their steel production or using other methods to produce steel; our ability to successfully execute an exit option for our Canadian Entities that minimizes the cash outflows and associated liabilities of such entities, including the CCAA process; our ability to successfully identify and consummate any strategic investments and complete planned divestitures; our ability to successfully diversify our product mix and add new customers beyond our traditional blast furnace clientele; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; the impact of price-adjustment factors on our sales contracts; changes in sales volume or mix; our actual levels of capital spending; our actual economic iron ore reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges; the results of prefeasibility and feasibility studies in relation to projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to cost-effectively achieve planned production rates or levels; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; risks related to international operations; availability of capital equipment and component parts; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; and problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry. For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2015. You are urged to carefully consider these risk factors.

SOURCE: Cliffs Natural Resources Inc.
MEDIA CONTACT:                     INVESTOR CONTACT:

Patricia Persico Director, Global Communications (216) 694-5316	Paul Finan Manager, Investor Relations (216) 694-6544
FINANCIAL TABLES FOLLOW
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CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended March 31,
	2016	2015
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$275.6	$399.5
Freight and venture partners' cost reimbursements	29.9	46.5
	305.5	446.0
COST OF GOODS SOLD AND OPERATING EXPENSES	(274.6)	(365.2)
SALES MARGIN	30.9	80.8
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(28.2)	(29.1)
Miscellaneous - net	(3.0)	20.2
	(31.2)	(8.9)
OPERATING INCOME (EXPENSE)	(0.3)	71.9
OTHER INCOME (EXPENSE)
Interest expense, net	(56.8)	(42.9)
Gain on extinguishment/restructuring of debt	178.8	313.7
Other non-operating income (expense)	0.1	(0.8)
	122.1	270.0
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	121.8	341.9
INCOME TAX EXPENSE	(7.5)	(175.1)
INCOME FROM CONTINUING OPERATIONS	114.3	166.8
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	2.5	(928.5)
NET INCOME (LOSS)	116.8	(761.7)
(INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(8.8)	1.9
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$108.0	$(759.8)
PREFERRED STOCK DIVIDENDS	—	(12.8)
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS	$108.0	$(772.6)

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$0.61	$1.02
Discontinued operations	0.01	(6.06)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC	$0.62	$(5.04)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$0.61	$0.94
Discontinued operations	0.01	(5.20)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED	$0.62	$(4.26)
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	171,677	153,185
Diluted	171,962	178,696
CASH DIVIDENDS DECLARED PER DEPOSITARY SHARE	$—	$0.44

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	March 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$59.9	$285.2
Accounts receivable, net	41.9	40.2
Inventories	406.3	329.6
Supplies and other inventories	102.7	110.4
Short-term assets of discontinued operations	0.5	14.9
Loans to and accounts receivable from the Canadian Entities	69.9	72.9
Insurance coverage receivable	84.8	93.5
Other current assets	26.0	36.0
TOTAL CURRENT ASSETS	792.0	982.7
PROPERTY, PLANT AND EQUIPMENT, NET	1,009.6	1,059.0
OTHER ASSETS
Other non-current assets	84.7	93.8
TOTAL OTHER ASSETS	84.7	93.8
TOTAL ASSETS	$1,886.3	$2,135.5
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$77.2	$106.3
Accrued expenses	111.1	156.0
Short-term liabilities of discontinued operations	4.3	6.9
Guarantees	23.6	96.5
Insured loss	84.8	93.5
Other current liabilities	138.8	122.5
TOTAL CURRENT LIABILITIES	439.8	581.7
PENSION AND POSTEMPLOYMENT BENEFIT LIABILITIES	213.8	221.0
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	214.3	231.2
LONG-TERM DEBT	2,499.1	2,699.4
OTHER LIABILITIES	216.0	213.8
TOTAL LIABILITIES	3,583.0	3,947.1
EQUITY
CLIFFS SHAREHOLDERS' DEFICIT	(1,859.4)	(1,981.4)
NONCONTROLLING INTEREST	162.7	169.8
TOTAL DEFICIT	(1,696.7)	(1,811.6)
TOTAL LIABILITIES AND DEFICIT	$1,886.3	$2,135.5

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Three Months Ended March 31,
	2016	2015
OPERATING ACTIVITIES
Net income (loss)	$116.8	$(761.7)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation, depletion and amortization	35.2	33.0
Impairment of long-lived assets	—	76.6
Deferred income taxes	—	165.8
Gain on extinguishment/restructuring of debt	(178.8)	(313.7)
(Gain) loss on deconsolidation, net of cash deconsolidated	(3.8)	776.1
Other	18.5	31.6
Changes in operating assets and liabilities:
Receivables and other assets	38.5	71.7
Product inventories	(66.1)	(154.9)
Payables, accrued expenses and other current liabilities	(86.8)	(152.7)
Net cash used by operating activities	(126.5)	(228.2)
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(10.4)	(15.9)
Other investing activities	5.5	0.2
Net cash used by investing activities	(4.9)	(15.7)
FINANCING ACTIVITIES
Repayment of equipment loans	(72.9)	—
Distributions of partnership equity	(11.1)	—
Debt issuance costs	(5.2)	(33.1)
Proceeds from first lien notes offering	—	503.5
Repurchase of debt	—	(133.3)
Borrowings under credit facilities	—	295.0
Repayment under credit facilities	—	(295.0)
Preferred stock dividends	—	(12.8)
Other financing activities	(4.2)	(14.3)
Net cash provided (used) by financing activities	(93.4)	310.0
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(0.5)	(1.3)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(225.3)	64.8
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	285.2	290.9
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$59.9	$355.7

1 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and adjusted EBITDA on both a consolidated basis and on a segment basis, which are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these measures on a segment basis is provided on page 2 of the news release. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)
	Three Months Ended March 31,
	2016	2015
Net Income (Loss)	$116.8	$(761.7)
Less:
Interest expense, net	(56.8)	(44.2)
Income tax expense	(7.6)	(175.0)
Depreciation, depletion and amortization	(35.2)	(33.0)
EBITDA	$216.4	$(509.5)

Less:
Impact of discontinued operations	2.6	(929.6)
Gain on extinguishment/restructuring of debt	178.8	313.7
Foreign exchange remeasurement	(1.2)	13.5
Severance and contractor termination costs	(0.1)	(1.5)
Adjusted EBITDA*	$36.3	$94.4

*Excluding $25 million of idle expenses primarily associated with the Northshore and United Taconite mines, Cliffs' adjusted EBITDA would have been approximately $61 million.

2 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION EXPLANATIONS
Cash production cost, non-production cash cost, and cash cost per long/metric ton are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies.

- Cash production cost per long/metric ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization; as well as period costs, costs of services and inventory effects per long/metric ton.

- Non-production cash cost per long/metric ton is defined as the sum of idle costs, period costs (including royalties), costs of services, and inventory effects per long/metric ton.

- Cash cost per long/metric ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per long/metric ton.

3 NET DEBT RECONCILIATION

Net debt is a non-GAAP financial measure that management uses in evaluating financial position. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. Net debt is defined as long-term debt plus the current portion of short term debt, less cash and cash equivalents and undiscounted interest. A reconciliation of this consolidated measure to its most directly comparable GAAP measures is provided in the table below.

	(In Millions)
	March 31, 2016	March 31, 2015
Long-term debt	$2,499.1	$2,880.9
Short-term debt and current portion of long-term debt	17.5	—
Total Debt	$2,516.6	$2,880.9
Less:
Cash and cash equivalents	59.9	355.7
Undiscounted interest	78.8	—
Net Debt	$2,377.9	$2,525.2